Exhibit 99.1

FORMER U.S. SENATOR THOMAS A. DASCHLE JOINS

APOLLO INVESTMENT CORPORATION’S BOARD OF DIRECTORS

New York, N.Y. – April 24, 2006 – Apollo Investment Corporation (NASDAQ: AINV) today announced that former U.S. Senator Thomas A. Daschle has joined the Company’s Board of Directors.

Senator Daschle is Special Policy Advisor in the Washington, D.C. office of the prominent law firm Alston & Bird, where he advises clients on public policy issues with a special emphasis on financial services, health care, energy, telecommunications, taxes, trade and international matters.

“We are pleased to have Tom Daschle join our Board,” said John Hannan, Chief Executive Officer of Apollo Investment Corporation. “We look forward to working with him and the unique perspective he brings to our Board.”

Senator Daschle served the state of South Dakota and the United States for more than 25 years. He was elected to the House of Representatives in 1978, where he served four terms, and to the Senate in 1986. He was re-elected in 1992 and 1998.

In his first year as a senator, Senator Daschle was appointed to the powerful Senate Finance Committee, an unusual honor for a freshman. In 1988, he was named the first-ever co-chair of the Democratic Policy Committee, making him the first South Dakotan ever to hold a Senate leadership position. He became Senate Minority Leader in 1994 and Senate Majority Leader in 2001.

Senator Daschle’s appointment brings the Apollo Investment Corporation’s Board to a total of 8 directors. Senator Daschle joins the following independent, non-employee directors on Apollo Investment Corporation’s Board of Directors: Martin E. Franklin, Carl Spielvogel, Elliot Stein, Jr., Gerald Tsai, Jr. and Bradley J. Wechsler.

ABOUT APOLLO INVESTMENT CORPORATION

Apollo Investment Corporation, or the Company, is a closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. The Company’s investment portfolio is principally in middle-market private companies. The Company invests primarily in mezzanine loans and senior secured loans in furtherance of its business plan and also invests in the equity of portfolio companies. From time to time, the Company invests in public companies that are not thinly traded. Apollo Investment Corporation is managed by Apollo Investment Management, L.P., an affiliate of Apollo Management, L.P., a leading private equity investor.

FORWARD-LOOKING STATEMENTS

Statements included herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statements made herein.

CONTACT: Richard L. Peteka of Apollo Investment Corporation, (212) 515-3488.